Exhibit 99.1

Energy Recovery Announces CFO Transition

SAN LEANDRO, Calif. — February 21, 2024 — Energy Recovery, Inc. (Nasdaq: ERII), a trusted global leader in energy efficiency technology, today announced Joshua Ballard has made the decision to step down from his position as Chief Financial Officer at the end of June 2024. A search to identify Energy Recovery’s next CFO is underway with the executive search firm Korn Ferry.

“I want to thank Josh for his tremendous leadership and contributions to the success of Energy Recovery. He is leaving a stronger organization both operationally and financially than he found it. Josh has agreed to help us through an orderly transition in the coming months as we work hand in hand to identify his replacement before June 30th, which will ensure we continue to grow and build on our financial strength,” said David Moon, President and Chief Executive Officer of Energy Recovery.

Mr. Ballard joined Energy Recovery in 2018 and has helped steer the company to multiple years of consecutive revenue and profit growth, as well as a strong cash position, important assets as Energy Recovery continues to diversify beyond its core desalination business.

“I have greatly enjoyed my nearly six years at Energy Recovery with this incredible team and I am proud of the progress we have made since I arrived. My departure is a decision I came to some time ago, as it is simply time for me to move on to new challenges. I have been very supportive of David as our permanent CEO, and I believe he is the right choice at this phase of the company’s expansion. I have no doubt Energy Recovery has a bright future ahead. I look forward to working closely with David and the team to ensure a seamless transition,” said Mr. Ballard.

About Energy Recovery
Energy Recovery (Nasdaq: ERII) is a trusted global leader in energy efficiency technology. Building on our pressure exchanger technology platform, we design and manufacture reliable, high-performance solutions that generate cost savings and increase energy efficiency across several industries. With a strong foundation in the desalination industry, Energy Recovery has delivered transformative solutions that increase operational efficiency and deliver positive environmental impact to our customers worldwide for more than 30 years. Headquartered in the San Francisco Bay Area, Energy Recovery has manufacturing, research, and development facilities across California and Texas with sales and on-site technical support available globally.

Forward Looking Statements
Certain matters discussed in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. Potential risks and uncertainties and any other factors that may have been discussed herein regarding the risks and uncertainties of the Company’s business, and the risks discussed under “Risk Factors” in the Company’s Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) for the year ended December 31, 2023, as well as other reports filed by the Company with the SEC from time to time. Because such forward-looking statements involve risks and uncertainties, the Company’s actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.

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